Filed Pursuant to Rule 433

Registration Statement No. 333-227202

Pricing Term Sheet

November 14, 2018

DowDuPont Inc.

$1,500,000,000 3.766% Notes due 2020

$2,500,000,000 4.205% Notes due 2023

$1,850,000,000 4.493% Notes due 2025

$2,250,000,000 4.725% Notes due 2028

$1,650,000,000 5.319% Notes due 2038

$2,150,000,000 5.419% Notes due 2048

$500,000,000 Floating Rate Notes due 2020

$300,000,000 Floating Rate Notes due 2023

Issuer:	DowDuPont Inc.

Title of Securities:

3.766% Notes due 2020: (the “2020 Notes”);

4.205% Notes due 2023: (the “2023 Notes”);

4.493% Notes due 2025: (the “2025 Notes”);

4.725% Notes due 2028: (the “2028 Notes”);

5.319% Notes due 2038: (the “2038 Notes”);

5.419% Notes due 2048: (the “2048 Notes”);

Floating Rate Notes due 2020: (the “2020 Floating Rate Notes”);

Floating Rate Notes due 2023: (the “2023 Floating Rate Notes”).

Ratings (Moody’s / S&P / Fitch)*:	Baa1 / A- / BBB+ (stable / stable / stable).

Distribution:	SEC-registered.

Trade Date:	November 14, 2018.

Settlement Date (T+9)**:	November 28, 2018.

Maturity Date:

2020 Notes: November 15, 2020;

2023 Notes: November 15, 2023;

2025 Notes: November 15, 2025;

2028 Notes: November 15, 2028;

2038 Notes: November 15, 2038;

2048 Notes: November 15, 2048;

2020 Floating Rate Notes: November 15, 2020;

2023 Floating Rate Notes: November 15, 2023.

Aggregate Principal Amount Offered:

2020 Notes: $1,500,000,000;

2023 Notes: $2,500,000,000;

2025 Notes: $1,850,000,000;

2028 Notes: $2,250,000,000;

2038 Notes: $1,650,000,000;

2048 Notes: $2,150,000,000;

2020 Floating Rate Notes: $500,000,000;

2023 Floating Rate Notes: $300,000,000.

Price to Public (Issue Price):	2020 Notes: 100%; 2023 Notes: 100%; 2025 Notes: 100%; 2028 Notes: 100%; 2038 Notes: 100%; 2048 Notes: 100%; 2020 Floating Rate Notes: 100%; 2023 Floating Rate Notes: 100%.

Yield to Maturity:	2020 Notes: 3.766%; 2023 Notes: 4.205%; 2025 Notes: 4.493%; 2028 Notes: 4.725%; 2038 Notes: 5.319%; 2048 Notes: 5.419%.

Interest Rate:

2020 Notes: 3.766% per annum;

2023 Notes: 4.205% per annum;

2025 Notes: 4.493% per annum;

2028 Notes: 4.725% per annum;

2038 Notes: 5.319% per annum;

2048 Notes: 5.419% per annum;

2020 Floating Rate Notes: per annum rate equal to three-month LIBOR, as determined on the relevant interest determination date, plus 0.71%;

2023 Floating Rate Notes: per annum rate equal to three-month LIBOR, as determined on the relevant interest determination date, plus 1.11%.

Interest Payment Dates:

2020 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2019;

2023 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2019;

2025 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2019;

2028 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2019;

2038 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2019;

2048 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2019;

2020 Floating Rate Notes: Quarterly on each February 15, May 15, August 15 and November 15, commencing February 15, 2019;

2023 Floating Rate Notes: Quarterly on each February 15, May 15, August 15 and November 15, commencing February 15, 2019.

Benchmark Treasury:

2020 Notes: 2.875% due October 31, 2020;

2023 Notes: 2.875% due October 31, 2023;

2025 Notes: 3.000% due October 31, 2025;

2028 Notes: 3.125% due November 15, 2028;

2038 Notes: 3.000% due August 15, 2048;

2048 Notes: 3.000% due August 15, 2048.

Spread to Benchmark Treasury:	2020 Notes: + 90 basis points; 2023 Notes: + 125 basis points; 2025 Notes: + 145 basis points; 2028 Notes: + 160 basis points; 2038 Notes: + 195 basis points; 2048 Notes: + 205 basis points.

Benchmark Treasury Price:	2020 Notes: 100-00+; 2023 Notes: 99-20 1/4; 2025 Notes: 99-23+; 2028 Notes: 100-00; 2038 Notes: 93-03; 2048 Notes: 93-03.

Benchmark Treasury Yield:	2020 Notes: 2.866%; 2023 Notes: 2.955%; 2025 Notes: 3.043%; 2028 Notes: 3.125%; 2038 Notes: 3.369%; 2048 Notes: 3.369%.

Optional Redemption:

2020 Notes: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the maturity date at Treasury Rate plus 15 basis points;

2023 Notes: Prior to October 15, 2023 (the “2023 Par Call Date”), make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the 2023 Par Call Date at Treasury Rate plus 20 basis points; on or after the 2023 Par Call Date, par call at 100% of principal amount of 2023 Notes, plus accrued and unpaid interest;

2025 Notes: Prior to September 15, 2025 (the “2025 Par Call Date”), make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the 2025 Par Call Date at Treasury Rate plus 25 basis points; on or after the 2025 Par Call Date, par call at 100% of principal amount of 2025 Notes, plus accrued and unpaid interest;

2028 Notes: Prior to August 15, 2028 (the “2028 Par Call Date”), make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the 2028 Par Call Date at Treasury Rate plus 25 basis points; on or after the 2028 Par Call Date, par call at 100% of principal amount of 2028 Notes, plus accrued and unpaid interest;

2038 Notes: Prior to May 15, 2038 (the “2038 Par Call Date”), make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the 2038 Par Call Date at Treasury Rate plus 30 basis points; on or after the 2038 Par Call Date, par call at 100% of principal amount of 2038 Notes, plus accrued and unpaid interest;

2048 Notes: Prior to May 15, 2048 (the “2048 Par Call Date”), make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the 2048 Par Call Date at Treasury Rate plus 30 basis points; on or after the 2048 Par Call Date, par call at 100% of principal amount of 2048 Notes, plus accrued and unpaid interest;

Each of the 2020 Floating Rate Notes and the 2023 Floating Rate Notes will not be redeemable at the option of the Issuer prior to maturity.

Mandatory Redemption:	Under certain conditions described in the Company’s prospectus supplement, subject to completion, dated November 13, 2018, and filed with the Securities and Exchange Commission, the Company will be required to redeem all of the Notes at a redemption price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the date of redemption.

Joint Bookrunners:	Credit Suisse Securities (USA) LLC Goldman Sachs & Co. LLC J.P. Morgan Securities LLC

Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA LLC MUFG Securities Americas Inc. SMBC Nikko Securities America, Inc.

Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

SG Americas Securities LLC

Standard Chartered Bank

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Morgan Stanley & Co. LLC

ABN AMRO Securities (USA) LLC

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Loop Capital Markets LLC

Rabo Securities USA, Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Citizens Capital Markets, Inc.

ING Financial Markets LLC

Samuel A. Ramirez & Company, Inc.

The Williams Capital Group, L.P.

Westpac Capital Markets LLC

CUSIP:

2020 Notes: 26078J AA8;

2023 Notes: 26078J AB6;

2025 Notes: 26078J AC4;

2028 Notes: 26078J AD2;

2038 Notes: 26078J AE0;

2048 Notes: 26078J AF7;

2020 Floating Rate Notes: 26078J AG5;

2023 Floating Rate Notes: 26078J AH3.

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.

*	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

**

It is expected that delivery of the Notes will be made against payment thereof on or about November 28, 2018, which will be the ninth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+9”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next six succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+9, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Credit Suisse Securities (USA) LLC by telephone at 1-800-221-1037 or (ii) Goldman Sachs & Co. LLC by telephone at 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com or (iii) J.P. Morgan Securities LLC by telephone collect at 1-212-834-4533.